UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                       SECURITIES AND EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 1, 2007

                        PERKINS & MARIE CALLENDER'S INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


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

                   DELAWARE                            333-131004                  62-1254388
(STATE OR OTHER JURISDICTION OF INCORPORATION)     (COMMISSION FILE    (IRS EMPLOYER IDENTIFICATION NO.)
                                                         NUMBER)

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                          6075 POPLAR AVENUE, SUITE 800
                          MEMPHIS, TENNESSEE 38119-4709

                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (800) 877-7375

                                       N/A

          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

________________________________________________________________________________


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ITEM 5.02.    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS;
              APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

              On June 1, 2007 Perkins & Marie Callender's Inc. (the "Company") entered into Employment Agreements with each of Joseph Trungale (the "Trungale Employment Agreement"), James Stryker (the "Stryker Employment Agreement"), James Barrasso (the "Barrasso Employment Agreement") and Charles Conine (the "Conine Employment Agreement") and together with the Trungale Employment Agreement, the Stryker Employment and the Barrasso Employment, the "Employment Agreements").

              Under their respective agreements, Mr. Trungale will continue to serve as the Chief Executive Officer and President, Mr. Stryker will continue to serve as the Executive Vice President, Chief Financial Officer, Mr. Barrasso will continue to serve as the Executive Vice President, Foodservice and Mr. Conine will continue to serve as the Executive Vice President, Human Resources & Administration.

              The initial term of the Trungale Employment Agreement is three years, unless earlier terminated. The initial term for the other three Employment Agreements is 18 months, unless earlier terminated. All of the Employment Agreements will renew for successive one year terms unless either party provides notice of non-renewal in accordance with the applicable Employment Agreement. Mr. Trungale is to be paid an annual base salary of $625,000, subject to increase as determined by the Board of Directors of P&MC's Holding, LLC (the "Board"), the indirect parent of the Company, and is eligible to receive an annual bonus, as determined by the Board based on performance targets established by the Board. Mr. Trungale's target bonus is 70% of his annual base salary. Mr. Stryker, Mr. Barrasso and Mr. Conine are to be paid annual base salaries of $328,000, $260,000 and $244,000, respectively, subject to increases as determined by the Board and each is eligible to receive an annual bonus, as determined by the Board based on performance targets established by the Board. The target bonus for each of Mr. Stryker, Mr. Barrasso and Mr. Conine is 45% of such executive's annual base salary.

              If the employment of Mr. Trungale, Mr. Stryker, Mr. Barrasso or Mr. Conine is terminated without "cause" or by Mr. Trungale, Mr. Stryker, Mr. Barrasso or Mr. Conine with "good reason" (as these terms are defined in the applicable Employment Agreement) upon execution without revocation of a valid general release in favor of us and our affiliates, in addition to receiving accrued but unpaid base salary, employee benefits and vacation, if any, to the date of termination, (1) Mr. Trungale will be entitled to severance in an amount equal to his annual base salary paid in monthly installments and to continue to be a participant in the Company's executive health and life benefit plan for the greater of (x) the remainder of the term of the Trungale Employment Agreement and (y) 24 months, and (2) Mr. Stryker, Mr. Barrasso and Mr. Conine will each be entitled to severance in an amount equal to such executive's annual base salary paid in monthly installments and to continue to be a participant in the Company's executive health and life benefit plan for the greater of (x) remainder of the term of the applicable Employment Agreement and (y) 12 months. All four executives will also be entitled to payment of accrued but unpaid bonus, pro-rated through the date of termination.


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              If the employment of Mr. Trungale, Mr. Stryker, Mr. Barrasso or
Mr. Conine is terminated without "cause" or by Mr. Trungale, Mr. Stryker, Mr. Barrasso or Mr. Conine with "good reason" after a "Change in Control" (as the term is defined in the applicable Employment Agreement), in the event that any payment or distribution by the Company to or for the benefit of the applicable executive would be subject to excise taxes, then the Company will pay to such executive an additional payment (the "Gross-Up Payment") in an amount such that after payment by such executive of all taxes, including income taxes and excise taxes imposed upon the Gross-Up Payment, such executive retains an amount of the Gross-up Payment equal to the excise tax imposed upon such payments.

              If the employment of Mr. Trungale, Mr. Stryker, Mr. Barrasso or Mr. Conine is terminated for any other reason, the applicable executive will not be entitled to any severance benefits other than accrued but unpaid base salary and employee benefits, if any, to the date of termination, provided that if termination is on account of death or "disability" (as defined in the Employment Agreements), such executive will be entitled to, in addition to receiving accrued but unpaid base salary, employee benefits and vacation, if any, to the date of termination, (i) continued payment of his annual base salary for the lesser of (x) four months or (y) the remainder of the term of the agreement and
(ii) payment of accrued but unpaid bonus, pro-rated through the date of termination.

              In addition, each of Mr. Trungale, Mr. Stryker, Mr. Barrasso and Mr. Conine is subject to non-competition restrictions for 12 months and non-solicitation restrictions for 24 months, following termination of employment for any reason.


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                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            PERKINS & MARIE CALLENDER'S INC.
Date:        June  4, 2007                  By:    /s/ James W. Stryker
                                                   -----------------------------
                                                   James W. Stryker
                                                   Chief Financial Officer